                                                                    EXHIBIT 99.1

        CRITICAL PATH FORMS SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
           TO CONDUCT INVESTIGATION INTO REVENUE RECOGNITION ISSUES;
                    TWO OFFICERS PUT ON ADMINISTRATIVE LEAVE


     SAN FRANCISCO (FEBRUARY 2, 2001) - Critical Path, Inc. (Nasdaq: CPTH) announced today that the Board of Directors has formed a special committee of the Board to conduct an investigation into the Company's revenue recognition practices. The Company has discovered a number of transactions that put into question the Company's financial results.

     On January 18, 2001, the Company announced Fourth Quarter revenue of $52 million in revenue and net loss, excluding special charges, of $11.5 million. The Company now believes that these results may be materially misstated. The Company cautioned that the investigation has just begun.

     Effective immediately, the Board of Directors has placed on administrative leave David Thatcher, the Company's president, and William Rinehart, the vice president of worldwide sales.

     The special committee and the Company are working with its independent auditors, PricewaterhouseCoopers, and outside counsel, Wilson Sonsini Goodrich & Rosati.